UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 10, 2004

Lattice Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-18032	93-0835214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 N. E. Moore Court

Hillsboro, Oregon 97124-6421

(Address of principal executive offices, including zip code)

(503) 268-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 10, 2004, Lattice Semiconductor Corporation (“Lattice”) and Fujitsu Limited (“Fujitsu”) entered into an Advance Payment and Purchase Agreement (the “Agreement”), pursuant to which Lattice will advance $125 million to Fujitsu in support of the development and construction of a new 300mm wafer fabrication facility in Mie, Japan.  An initial payment of $25 million is expected to be made on or about October 10, 2004, with the remaining payments to be made in three stages upon the achievement of certain milestones.  Lattice currently anticipates that the advance payment will be paid in full by the second quarter of 2006.

Lattice’s $125 million advance will be credited against the purchase price of 300 mm wafers from the new fab.  In addition, during the term of the agreement, Lattice will receive a specified number of free wafers from Fujitsu whenever the aggregate number of wafers shipped by Fujitsu reaches a specified volume.

Lattice and Fujitsu have agreed to negotiate product supply agreements for each process technology to be used to produce wafers for Lattice at the new fab, which will include supply and purchase commitments and forecasts and other standard terms, with pricing to be negotiated pursuant to such agreements.  The parties have also agreed to negotiate joint development agreements as appropriate for new process technologies.

The Agreement will continue until the full amount of the advance payment has been returned to Lattice in the form of wafers or other repayment.  Either party may terminate the agreement upon the occurrence of certain events, including: a material breach of the agreement by the other party that remains uncured following a specified cure period; the bankruptcy, insolvency or similar event, or the institution of related proceedings, involving the other party; or if a direct competitor of one party acquires, through merger, consolidation or otherwise, a majority interest of the voting securities, or all or substantially all of the business, of the other party.  Lattice also has the option to terminate the Agreement upon the occurrence of any of the following events:  the cancellation of the development or construction of the new fab; the delay of mass production at the new fab for specified periods of time; and Fujitsu’s failure, under certain circumstances, to substantially fulfill its commitment to supply wafers according to Lattice’s forecast.  If Lattice terminates the agreement for any of the foregoing reasons, it will be entitled to receive a refund of the uncredited amount of the advance payment, with interest. In addition, Lattice may request a refund of the uncredited amount of the advance payment, with interest, if Lattice has not used all of its wafer credits by December 31, 2007.  If Fujistu terminates the Agreement as a result of an uncured breach by Lattice, Fujitsu will refund to Lattice the uncredited amount of the advance payment, without interest, following the fulfillment of any outstanding orders for 300 mm wafers under the Agreement.

The foregoing summary description of the Agreement is qualified in its entirety by reference to the Agreement, which Lattice will file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2004.

The Agreement extends the initial announcement of Lattice and Fujitsu’s cooperation made in March 2004, when Lattice announced that Fujitsu had agreed to manufacture Lattice’s next generation FPGA products on Fujitsu’s 130-nanometer (nm) and 90-nanometer CMOS process technologies, as well as on a 130-nm technology with embedded Flash memory being jointly developed by Fujitsu and Lattice.  The March 2004 announcement covered 200 mm wafer production for all three technologies.  In addition to being a manufacturing and technology development partner of Lattice, Fujitsu is also a customer of Lattice.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LATTICE SEMICONDUCTOR CORPORATION

By:	/s/ Jan Johannessen
Jan Johannessen Corporate Vice President and Chief Financial Officer

Date:  September 15, 2004